EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and MATTHEW A. OUIMET (“Executive”), and is entered into on this 21st day of September 2006 and effective as of July 20, 2006.

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE 1:

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. The Company agrees to employ Executive and Executive agrees to be employed by the Company, beginning August 1, 2006 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of President, Hotel Group of the Company, or in such other position as the parties mutually may agree. The Executive acknowledges that his prospective employment will be subject to all policies and practices of the Company applicable to senior executives as may currently exist or as may be curtailed, modified or implemented from time to time. The Executive will report to the Chief Executive Officer of the Company and be a core member of the senior leadership team of the Company, which also currently includes President, Global Development, Executive Vice President & Chief Marketing Officer, Executive Vice President & Chief Financial Officer and Chief Administrative Officer & General Counsel. The Company’s regional division presidents (North America, EAME, AP and LAD) will report directly to the Executive.

1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

1.4 Executive Obligations. Executive shall devote his full business time, attention and best efforts to the performance of his duties under this Agreement and shall not engage in any other business activities except with the prior written approval of the Board; provided, however, that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder, including, without limitation, (a) investing his assets and funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company (except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than one percent of its outstanding stock) and (b) being involved in educational, civic and charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder. It is acknowledged and agreed that Executive may not serve as a director of any entity (other than as described in (b), above) without the prior written approval of the Board or the Chief Executive Officer.

ARTICLE 2:

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated or extended pursuant to other provisions hereof, the term of this Agreement shall commence on the Effective Date and shall end on March 1, 2010 (the “Initial Term”); provided that the term of this Agreement shall be extended automatically for one additional year upon expiration of the Initial Term and each subsequent renewal term, unless no later than six (6) months prior to any such renewal date either the Company, or Executive gives written notice to the other that the term of this Agreement shall not be so extended. The Initial Term and any extension of the Initial Term pursuant to this paragraph 2.1 shall be referred to herein as the “Term.” Any continuation of Executive’s employment beyond the expiration of the Term shall be at-will.

2.2 Company’s Right to Terminate.

(a) Notwithstanding the provisions of paragraph 2.1 and 4.1, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder, with or without reasonable accommodation, on a full-time basis during such period;

(iii) for Cause; or

(iv) without Cause.

(b) As used in this Agreement, the term “Cause” shall mean any one or more of the following: (i) any material breach by the Executive of any of the duties, responsibilities or obligations of his employment, or any of the written material policies of the Company; (ii) any willful material failure or refusal by the Executive to properly perform the duties, responsibilities or obligations of his employment, or to properly perform or follow any lawful order or direction by the Company; (iii) any material acts or omissions by the Executive that constitute fraud, dishonesty, breach of the Executive’s duty of loyalty, gross negligence, civil or criminal illegality, or any other material misconduct in the Executive’s employment or brings the Company into disrepute, creates civil or criminal liability for the Company or adversely affects the Company’s business or interests. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, however, no action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board and (2) where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within 10 days after receiving a written notice (“Cause Notice”) identifying in reasonable detail the nature of such Cause. If Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement as follows:

(a) for “Good Reason”, which shall mean a significant reduction in the Executive’s responsibilities or authority as President, Hotel Group, a change in the Executive’s reporting relationship such that the Executive does not report to the Company’s most senior executive officer or a reduction in the Executive’s Base Salary or target bonus level, provided that Good Reason shall not include an act which is cured by the Company, if curable, within 30 days after receipt by the Company of written notice from Executive identifying in reasonable detail the acts or failures allegedly constituting Good Reason hereunder.

(b) without Good Reason, in the sole discretion of Executive.

2.4 Notice of Termination. If the Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term as provided above in this Article 2, it or he shall do so by giving no less than 5 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date (which shall not be December 31 of any year) and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Upon any termination of Executive’s employment hereunder for whatever reason, Executive shall, if and to the extent requested to do so by the Board or the Chief Executive Officer, forthwith resign any and all positions he may then be holding with the Company or any subsidiary of the Company.

ARTICLE 3:

COMPENSATION AND BENEFITS

3.1 Base Salary. Commencing on the Effective Date, during the Term, Executive shall receive an annual base salary (“Base Salary”) equal to $700,000 (partial years pro rated). Executive’s annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly. The Base Salary shall be subject to annual review commencing at the end of 2006 and at the end of each calendar year thereafter during the Term, and may be increased (but not decreased) for subsequent years (and such increased amount shall become the “Base Salary” hereunder).

3.2 Annual Incentive Program, Restricted Stock Awards and Stock Option Grants.

(a) Annual Incentive Plan. During the Term, Executive also shall be eligible to receive cash incentive compensation (“Bonus”) as follows: Executive shall participate in the Starwood Annual Incentive Plan (or successor plan) (AIP) or, at the election of the Board’s compensation committee, the Annual Incentive Plan for Certain Executives (or successor plan) (AIPCE) maintained by the Company for senior executive officers on and after the Effective Date. In either case, the Executive’s target incentive shall be 100% of Base Salary. The Executive’s actual incentive payout will be based upon the Company’s performance, the performance of the Company’s owned and managed hotels worldwide, and the Executive achieving specified performance criteria to be established and approved by the Chief Executive Officer and, to the extent required, the Compensation Committee of the Board, in accordance with the terms of the applicable plan. In the event that changes are made to any of the incentive plans, the changes will apply to the Executive as they do other employees of the Company. The Executive acknowledges and agrees that the AIP and AIPCE provide that a portion of the Executive’s annual bonus will be deferred and payable in stock or stock units of the Company and that a portion of the Executive’s annual Bonus will be deferred in accordance with the then current practices of the Company.

The Executive and the Company agree that payment of the Executive’s 2006 bonus will be delivered according to the regular annual incentive plan payout schedule and his bonus will assume he was employed with the Company for the full year. An annual bonus shall not be deemed earned by the Executive until the Company has determined his entitlement to such bonus and only if he is employed by the Company at the time such bonus is payable in accordance with the AIP, AIPCE and Company practices. The Executive acknowledges and agrees that, subject to Paragraph 4.1 below, under no circumstances is he entitled hereunder to receive a pro-rata bonus from the Company upon his termination.

(b) Long Term Incentive Compensation.

(i) Sign On Equity. On or about the Effective Date, the Company shall award the Executive, pursuant to the terms of the Company’s 2004 Long-Term Incentive Compensation Plan (the “2004 LTIP”), that number of restricted stock units (each such unit representing one share of Company common stock (“Share”)) having a fair market value equal to $705,000, based on the Fair Market Value (as defined in the 2004 LTIP) of a Share on the date of grant. The restricted stock units will vest in accordance with the form of award agreement under the 2004 LTIP that has been provided to you, and will otherwise be governed by the provisions of the 2004 LTIP, provided that such shares will vest if Executive’s employment is terminated by the Company for any reason or by the Executive for Good Reason. For purposes of this Paragraph 3.2(b)(i) only, “Good Reason” shall also include a reduction in the percentage of value of equity awards granted to the Executive under the 2004 LTIP for 2008 and 2009 such that restricted stock (or restricted stock units) consists of less than 50% of the total value of the annual equity award.

(ii) 2006 Grant. On or about the Effective Date, the Company shall award the Executive, pursuant to the terms of the 2004 LTIP, equity awards having an aggregate value of $2,500,000 (which amount will be pro rated based on the remaining number of months in the calendar year), payable 50% of value in restricted stock and 50% of value in stock options, with the value of stock options determined in accordance with the Black Scholes model (with variables determined by the Company consistent with other stock option grants during 2006 to other senior executives). The options shall have an exercise price equal to the Fair Market Value (as defined in the 2004 LTIP) on the date of grant, an eight (8) year option term and shall vest in accordance with the form of award agreement under the 2004 LTIP that has been provided to you.

(iii) 2007 Grant. On or about the same time as annual restricted stock and stock option awards are made to other senior executives in 2007 (currently expected to be during February 2007), the Company shall award the Executive, pursuant to the terms of the 2004 LTIP, equity awards having a value of $2,500,000, payable in the same proportions of restricted stock and stock options as other senior executives of the Company with the value of options determined by the method then used by the Company for determining grants to such other senior executives. In the event that a Change in Control of the Company (as defined under the Company’s 2004 LTIP) that results in the Company no longer having a class of common equity securities traded on a national securities exchange or quoted on an inter-dealer quotation system is consummated prior to the date on which the above award is granted to the Executive, upon consummation of such Change in Control, the Company shall pay to the Executive a lump sum in cash (less applicable withholdings) in the amount of $2,500,000 in satisfaction of such award.

(iv) Future Awards. The Executive hereby agrees and acknowledges that he will next be eligible for annual long-term incentive awards beginning in calendar year 2008 and that for 2008 and subsequent years, the value of awards, if any, will be based upon the Executive’s performance and the metrics used for other senior executives of the Company.

(v) Terms of Awards. All awards of restricted stock, restricted stock units and grants of options hereunder shall be made to Executive during his employment by the Company pursuant to the Company’s 2004 LTIP (or any successor plan) and, except as may be otherwise provided herein, on terms consistent with (or to the extent determined by the Board in its sole discretion, more favorable than) awards of restricted stock, restricted stock units and grants of options then being made to senior executives pursuant to the 2004 LTIP (or any successor plan), provided that, to the extent that any such awards to other senior executives provide for non-competition terms that are greater in scope or duration then the non-competition provisions in Paragraph 5.2 below, Executive’s non-competition provision in such award agreements shall be limited to the scope and duration of Paragraph 5.2.

(c) Nothing in the foregoing provisions of this Paragraph 3.2 shall be deemed to prevent the Board in its sole discretion from awarding any additional or other amounts of cash, restricted stock units or options or other equity based awards in respect of any whole or partial year during the Term.

3.3 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits under the Company’s policies equal to four (4) weeks.

3.4 Other Benefits.

(a) The Executive shall be eligible to participate in the Company’s “StarShare” employee benefit programs and the Company 401(k) plan on the first day of the month following 90 days of employment. The Executive and his eligible dependents will be covered by these benefits as per the Executive’s coverage elections.

(b) The Company agrees to reimburse the Executive for any COBRA payments until the date the Executive becomes eligible for the Company’s health benefits. The Company will reimburse the Executive the difference between the applicable normal contribution rate with the Company and the Executive’s COBRA amount.

(c) The Company shall reimburse the Executive for all legal fees and related expenses reasonably incurred by Executive (not exceeding $10,000) in connection with the negotiation and execution of this Agreement

(d) The Executive’s principal Company office will be at its headquarters in White Plains, New York. The Executive hereby agrees to relocate his residence to the New York/Connecticut area no later than December 31, 2007. For the period from the Effective Date until December 31, 2007 (or such earlier date as the Executive elects to relocate his residence), the Company will (i) pay up to $1,500,000 of the Executive’s air travel expenses incurred during the first twelve months of his employment (the “Air Travel Allowance”), which may include commercial air or chartered flights (provided, regular commercial flights on Company business, including spousal or family travel required as part of Company business, will not be charged against the $1,500,000 allowance) and (ii) provide the Executive temporary housing in the New York/Connecticut area until the Executive relocates his residence as provided above. The Executive agrees to use good faith efforts in planning his travel to minimize such air travel expenses under the Air Travel Allowance consistent with his duties and responsibilities as President, Hotel Group. Arrangements for non-commercial flights will be done in coordination with a company specializing in private aircraft services (such as Citation Shares or Net Jets) and will be done in a way to permit as much flexibility as is reasonably possible.

(e) The Company has selected Cendant Mobility Services to administer its Relocation Program. The Executive shall be entitled to participate in such program. Pursuant to the program, the Company will pay the reasonable, out-of-pocket costs of relocating the Executive’s family and household furnishings to New York/Connecticut or to a new location in California (or both, provided that only if to both, only the reasonable out of pocket costs of relocating the Executive’s household furnishings shall be reimbursed in connection with a relocation to a new location in California) in accordance with the provisions of the Company’s Relocation Program. The Relocation Program includes reimbursement of a set number of personal, spousal and family trips for house hunting purposes (additional trips may be funded in the Executive’s discretion through the $1,500,000 Air Travel Allowance). To be eligible for reimbursement of certain benefits, the Executive is required to utilize the services of an agent in the Cendant Mobility Preferred Network on both departure and destination. The Executive shall be eligible to participate in this program until December 31, 2007.

Pursuant to the program, a home buy-out option for Executive’s existing home in California will be afforded the Executive as he makes the transition to the New York/Connecticut area or a new location in California. As soon as practicable following the date hereof, Cendant will arrange for two appraisals of the Executive’s home. If those appraisals are more than 5% apart, a third appraisal will be ordered (the “Appraisal Process”). The appraisals will then be averaged and the Executive will be offered that amount for his home (the “Initial Offer”). Once the Initial Offer is made, the Executive will have 60 days to (i) accept the Initial Offer or (ii) defer the sale of Executive’s home until any time on or prior to September 30, 2007 (the “Deferral Period”). If the Executive elects to defer the sale, at the end of the Deferral Period, Cendant will reinitiate the Appraisal Process and the appraisals will then be averaged and the Executive will be offered that amount for his home (the “Deferred Offer”) and shall have 60 days to accept the Deferred Offer. Through the program, the Executive shall receive the original purchase price of the Executive’s home pursuant to the Initial Offer or the Deferred Offer, as applicable. In addition, if the Executive elects to defer the sale of his home and the Deferred Offer is less than the Initial Offer, the Company will reimburse the Executive the difference between the Initial Offer and the Deferred Offer up to a maximum amount of $100,000, and any excess may, in the Executive’s election, be applied to the Air Travel Allowance. The Executive will not be required to market his home in advance of initiating this buyout option.

In the event that relocation expenses are paid (including any payments pursuant to the penultimate sentence of the previous paragraph) to the Executive or on the Executive’s behalf, the Executive agrees that if he voluntarily terminates his employment without Good Reason within one year after his relocation, he will repay the Company all such relocation expenses, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by the Company and will be the Executive’s responsibility.

(f) Notwithstanding anything to the contrary in this Agreement, the Company shall reimburse the Executive for any additional income tax liability, on a grossed-up basis, related to or resulting from any payment, distribution or provision of a benefit by the Company to or for the benefit of the Executive with respect to the Air Travel Allowance, temporary housing or other relocation benefits set forth in Paragraph 3.4(d) and 3.4(e), provided that the Executive shall not be entitled to any reimbursement in connection with any capital gains payable or resulting from the sale of the Executive’s residence.

3.5 Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare tax and OASDI FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE 4:

EFFECT OF TERMINATION ON COMPENSATION

4.1 Severance Package.

(a) In the event Executive’s employment under this Agreement is terminated prior to the second anniversary of the Effective Date either (A) by the Company without Cause under Paragraph 2.2(a)(iv) or (B) by Executive for Good Reason under Paragraph 2.3(a), then, subject to Paragraph 4.2, as and for a severance package the Company shall provide to the Executive an amount equal to the sum of his Base Salary plus his target bonus (in each case, to the extent unpaid through the date of employment termination) for the period expiring on the third anniversary of the Effective Date and (ii) continuation of the Executive’s health benefit coverage, at active employee premium rates, through July 31, 2009 (to be followed thereafter by the Executive’s COBRA health benefit continuation rights at the Executive’s sole cost and expense); provided, in no event under this Section 4.1(a) will the Executive be entitled to amounts and benefits less favorable to him than those provided under Section 4.1(b). The target bonus amount above will be prorated for the partial calendar year ending on the third anniversary of the Effective Date (i.e., a 7/12 target bonus). The payments of Base Salary and target bonus shall be made in a lump sum within three (3) business days following the effective date of the release of claims provided under Section 4.2, less all applicable tax withholdings.

(b) In the event Executive’s employment under this Agreement is terminated after the second anniversary of the Effective Date either (A) by the Company without Cause under Paragraph 2.2(a)(iv) or (B) by Executive for Good Reason under Paragraph 2.3(a), then, subject to Paragraph 4.2, as and for a severance package the Company will pay to the Executive, in a lump sum, less all applicable withholdings, the sum of (i) twelve (12) months of the Executive’s then current Base Salary, (ii) a full then target bonus for one year and (iii) 50% of Executive’s then target bonus multiplied by a fraction, the numerator of which is the number of full or partial months elapsed in the calendar year to the date of termination and the denominator of which is twelve. The Company shall also provide the Executive with continuation of his health benefit coverage for twelve (12) months following the termination of his employment, at active employee premium rates, to be followed thereafter by COBRA health benefit continuation rights (such Cobra continuation at the Executive’s sole cost and expense).

(c) The Executive shall also receive his Accrued Obligations (defined below).

4.2 Liquidated Damages. The parties agree that the above severance package shall be Executive’s sole and exclusive monetary remedy under this Agreement by reason of termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive or the Company. Any such payments due to the Executive under this Agreement shall not be offset, reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures, or by any amounts owed by the Executive to the Company, and the Executive shall not be obligated to mitigate his damages by seeking other employment. Notwithstanding the foregoing, upon any termination of Executive’s employment and the Company’s payment to Executive of the amounts required to be paid under Paragraph 4.1, Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, the Company in the form attached hereto a Exhibit 4.2 (adjusted as necessary to conform to then existing legal requirements); and all payments and benefits provided under the above Paragraph 4.1 shall be subject to Executive’s execution and non-revocation of such a release. It is understood and agreed that, except as set forth in Paragraph 3.2(b)(i) or 3.2(b)(vi), upon termination of Executive’s employment for any reason, nothing in this Agreement shall be construed to cause the acceleration or continued vesting of any equity awards granted to the Executive.

4.3 Rights on Termination for Cause or Without Good Reason. No severance payments shall be due or owing to Executive in the event that the Company shall fully terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason; provided, however, that Executive shall be paid (i) all accrued but unpaid Base Salary and accrued and unused vacation through the date of such termination of employment, (ii) reimbursement of all business expenses incurred through the date of termination of employment and substantiated in accordance with Company policy, and (iii) all accrued and vested benefits due to the Executive under all employee welfare benefit and pension benefit plans in which the Executive participates immediately prior to the date of termination of employment in accordance with the terms of such plans (collectively, “Accrued Obligations”).

4.4 Rights on Termination for Death or Disability. If Executive’s employment terminates due to his death or Disability, he shall be entitled to payment of applicable death or disability benefits to which he is entitled under the Company plans or programs in which he participates, his Accrued Obligations and any unpaid annual and long-term bonus payment for a prior completed performance period. All equity and other long-term incentive awards will vest, or not vest, and be payable or, in the case of stock options, exercisable as provided in the applicable award, to the extent not otherwise provided herein.

ARTICLE 5:

REPRESENTATIONS AND WARRANTIES;

NON-COMPETE AND NON-SOLICITATION

5.1 Representations and Warranties.

(a) Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause (as such term is herein defined).

(b) Representation and Warranty of the Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all options and restricted stock units described in Article 3.

5.2 Non-Compete and Non-Solicitation.

(a) General. Executive acknowledges that in the course of Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for a period of two years thereafter (the “Noncompetition Period”), the Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services or otherwise assist in or be interested in any capacity to any person or entity set forth on Exhibit 5.2 attached hereto (the “Prohibited Entities”).

(c) Nonsolicitation. Executive further agrees that during the Noncompetition Period, Executive shall not, without the prior written consent of the Company, except in the course of carrying out the Executive’s duties hereunder, solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six (6) month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

(d) Exceptions. Nothing in this Paragraph 5.2 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than one percent of the outstanding stock (at an original cost less than $5 Million) of any class of a corporation whose securities are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e) Reformation. If, at any time of enforcement of this Paragraph 5.2 the Arbitrator (as defined in Paragraph 6.1(a)) holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the Arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize the Arbitrator to increase or broaden any of the restrictions in this Paragraph 5.2.

5.3 Confidentiality. The Executive acknowledges that during the course of his employment with the Company, the Executive will receive, and will have access to, “Confidential Information,” as such term is defined below, of the Company and that such information is a special, valuable and unique asset belonging to the Company. Accordingly, the Executive is willing to enter into the covenants contained in this Agreement in order to provide the Company with what the Executive considers to be reasonable protection for the Company’s interests. All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) (“Documents”) which from time to time may be in the Executive’s possession (whether prepared by the Executive or not) relating, directly or indirectly, to the business of the Company shall be and remain the property of the Company and shall be delivered by the Executive to the Company immediately upon request, and in any event upon termination of the Executive’s employment, and the Executive shall not make or keep any copies or extracts of the Documents. At any time during or after the Executive’s employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out the Executive’s duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, the Executive shall not disclose to any third person any information concerning the business of the Company, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems and software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive’s breach of this Section 5.3).

5.4 Intellectual Property. Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and full expense of the Company (including any reasonable attorneys fees incurred by the Executive) but without further charge to the Company, whether during or at any time after Executive’s employment with the Company, Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

5.5 Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Paragraphs 5.2, 5.3 or 5.4 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that Executive will submit to the personal jurisdiction of the courts of the State of New York in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

ARTICLE 6:

ARBITRATION

6.1 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the national Rules of the American Arbitration Association governing employment disputes (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in New York, New York.

(g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this Paragraph 6.1, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Article 6.

ARTICLE 7:

MISCELLANEOUS

7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

Copies of all notices given to Executive shall be sent to:

Matthew A Ouimet

At the residence address last shown on the payroll records of the Company

And to:

Vedder Price Kaufman & Kammholz, P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
Facsimile: (312) 609-5005
ATT: Robert F. Simon, Esq.

Copies of all notices given to the Company shall be sent to:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York 10604

Attention: Chief Administrative Officer and General Counsel

Facsimile: (914) 640-8240

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company shall require any such successor to the Company to expressly assume, in writing, satisfaction in form and substance to Executive all of the Company’s obligations to Executive hereunder and otherwise. Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.9 Entire Agreement. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of the Company in which the Executive participates or is a party, this Agreement shall control except where such other plan, program, practice or agreement is more favorable to the Executive, provided further that in all events, (x) the last sentence of each of Sections 3.2(b)(i) and 3.2(b)(iii) and Sections 3.4(d) and 3.4(e) hereof shall be deemed incorporated by reference into the severance agreement, dated as of August 2, 2006 between the Company and the Executive (the “Severance Agreement”) and applicable thereunder, (y) section 4.1(a) hereof shall control over the Severance Agreement to the extent that Section 4.1(a) hereof is more favorable to the Executive than the provisions under Sections 6.1(a)(1) and 6.1(a)(2) of the Severance Agreement and (z) at no time shall the Executive be subject to a non-competition covenant that is more restrictive to the Executive than the provisions provided under Section 5.2(b) hereof.

7.10 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and from the board of directors or any similar governing body of any corporation, trust, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive shall cooperate with the Company and execute all such formal resignations and other documents as the Company may reasonably request in furtherance of the foregoing.

7.11 Indemnification.

(a) In addition to any additional benefits provided under applicable state law, as a Director and officer of the company, Executive shall be entitled to the benefits of: (1) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as an officer of the Company), (ii) the Indemnification Agreement between the Company and Executive dated as of the date hereof (the “Indemnification Agreement”).

(b) The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Paragraph 7.11 are intended to protect and indemnify him against.

(c) The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all directors and officers of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

By:

Name:

Its:

EXECUTIVE

Matthew A. Ouimet